Exhibit 10.1

Amendment No. 2 to EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 1st day of October 2018 (the “Effective Date”), by and between Summit Healthcare REIT, Inc, a Maryland corporation (“Company”), and Kent Eikanas, an individual resident in the State of California (“Executive”).

RECITALS

WHEREAS, Company entered into the original employment agreement with Executive as of September 23, 2015, as amended by Amendment No. 1 dated effective January 1, 2018 (collectively, the “Original Agreement”), subject to the terms and conditions of the Original Agreement; and

WHEREAS, Executive and Company desire to amend the Original Agreement.

WHEREAS, all capitalized terms not defined herein shall have the same meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

1.	Term.

The Employment Period (as defined in the Original Agreement) shall continue until the third (3rd) anniversary of the Effective Date of this Amendment.

2.	Base Salary.

Base Salary shall be equal to $350,000 per annum.

3.	Miscellaneous.

All other terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE /s/ Kent Eikanas Kent Eikanas
SUMMIT HEALTHCARE REIT, INC. /s/ J. Steven Roush By: J. Steven Roush Title: Chairman of the Board of Directors